November 16, 2016

Via Email

Timothy C. Huffmyer
320 Haugh Drive
Pittsburgh, PA 15237

Dear Tim:

This letter will confirm our agreement regarding your transition and continued service to Black Box Corporation (the “Company”) as set forth in this letter.

Effective, November 17, 2016, you will become the Vice President, Finance of the Company in lieu of your previous Company titles. With respect to the subsidiaries of the Company, you agree to assist us in transitioning those titles.

We have agreed that you will remain in your new role, with duties and responsibilities as determined by the Chief Financial Officer or Chief Executive Officer, and reasonably consistent with your skillset and experience. We trust that you will continue to perform your duties in a professional manner and will act with the best interests of the Company in mind.

Termination Date. Assuming that you comply with this agreement, you will be employed in this new role until the filing of our Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ending March 31, 2017 (“Fiscal 2017”) or May 31, 2017, whichever occurs first, but not sooner than May 26, 2017 (the “Termination Date”). From now until your Termination Date (the “Transition Period”), you will continue to receive your current base salary and will continue to participate in the Fiscal 2017 incentive plans (i.e., the Fiscal 2017 Annual Incentive Plan and the Long-Term Incentive Programs for Fiscal 2017, Fiscal 2016 and Fiscal 2015) in accordance with their terms. You will not need to be employed on the payment date in order to receive this bonus, but you will need to execute (and not revoke) the Release to receive it. You will not receive any additional incentive grants.

Unless you are terminated “For Cause” (as defined below) prior to the Termination Date, upon your termination and execution, delivery and non-revocation of an Agreement and General Release (the “Release”), a draft of which is attached hereto, on or within twenty-one (21) days following the Termination Date (please do not execute or deliver the Release prior to the Termination Date), we will provide you with (i) a lump sum severance payment of three hundred thirty-six thousand six hundred dollars ($336,600.00), less applicable withholdings, and (ii) a bonus payment of two hundred fifty thousand dollars ($250,000), less applicable withholdings, assuming successful completion of the audit for Fiscal 2017. Successful completion of the audit means that the Form 10-K is filed timely and that the audit report contained therein is without qualification. Each such payment shall be made promptly following the date the Release becomes binding and non-revocable by you, but in no event shall any such payment, if due, be made later than the sixtieth (60th) day following your Termination Date.

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

Mr. Huffmyer

Early Departure Date Option. In order to provide flexibility, we are agreeable to providing you with this alternative agreement should you elect for an earlier termination date. At your election, subject to our approval which will not be unreasonably withheld, if you remain employed at least until the filing of our Quarterly Report on Form 10-Q (the “Form 10-Q”) for the fiscal quarter ending December 31, 2016 (“3Q17”) or February 28, 2017, whichever occurs first, and you provide us with not less than thirty (30) days’ written notice of your desired termination date (the “Early Departure Date”), you will continue to receive your current base salary and will continue to participate in the Fiscal 2017 incentive plans (i.e., the Fiscal 2017 Annual Incentive Plan and the Long-Term Incentive Programs for Fiscal 2017, Fiscal 2016 and Fiscal 2015) in accordance with their terms until the Early Departure Date. For avoidance of doubt, under this Early Departure Date scenario, all of your previous unvested equity awards will be forfeited as of the Early Departure Date and you will not enjoy the benefit of any additional vesting or payments under these incentive plans beyond the Early Departure Date, although you will remain eligible for any bonus under the Fiscal 2017 Annual Incentive Plan with respect to the performance results for 3Q17, in accordance with the terms of that plan. You will not need to be employed on the payment date in order to receive this bonus, but you will need to execute (and not revoke) the Release to receive it. You will not receive any additional incentive grants.

Unless you are terminated “For Cause” prior to the Early Departure Date, upon your termination and execution, delivery and non-revocation of the Agreement and General Release (the “Release”) attached hereto on or within twenty-one (21) days following the Early Departure Date (please do not execute or deliver the Release prior to the Early Departure Date), we will provide you with a lump sum severance payment of three hundred thirty-six thousand six hundred dollars ($336,600), less applicable withholdings, promptly following the date the Release becomes binding and non-revocable by you, but in no event shall any such payment, if due, be made later than the sixtieth (60th) day following your Early Departure Date.

For purposes of this agreement, “For Cause” means any of the following: (i) unless instructed otherwise, the deliberate and intentional failure by you to devote substantially your entire business time and best efforts to the performance of your duties (other than any such failure resulting from your incapacity due to disability); or (ii) gross misconduct materially and demonstrably injurious to the Company and its subsidiaries, taken as a whole (collectively, “Black Box”); or (iii) your conviction of, or the entry of a plea of guilty or Nolo Contendre by you to, a crime involving an act of fraud or embezzlement against the Company or any of its subsidiaries, or your conviction of, or the entry of a plea of Nolo Contendre by you to, any felony involving moral turpitude; or (iv) your deliberate and intentional breach of any non-solicitation or confidentiality agreement entered into by you; or (v) your deliberate and intentional breach of any non-compete agreement which continues for ten (10) days after receiving written notice thereof from Black Box; or (vi) your willful failure to comply with good faith instructions of the Board of Directors. For purposes of this definition, no act, or failure to act, on your part shall be considered “deliberate and intentional” or to constitute intentional or gross misconduct unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Black Box.

As for the non-competition, non-solicitation and/or confidentiality agreements you entered into, including, but not limited to, the Black Box Corporation Non-Compete and Non-Solicit Agreements you signed in connection with incentive awards granted to you, they shall remain in full force and effect in

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

Mr. Huffmyer

accordance with their terms, both during the Transition Period and following the Termination Date (or, if applicable, following the Early Departure Date). However, should you execute the Release and should you comply with the other terms of those agreements, such as the confidentiality provisions and the non-solicitation of Black Box clients and team members provisions, the Company is willing to limit your Non-Compete obligations to twelve (12) months. Should you violate any of those provisions, the Non-Compete restrictions would be for two (2) years as per the terms of the Release.

For purposes of any outstanding stock option agreements, your termination will be treated as a termination by the Company without cause.

The Company will pay you through the Termination Date or Early Departure Date, as the case may be, in accordance with normal payroll dates and practices and as required by applicable law. Any bonus payment you earn in accordance with this agreement will be paid to you when paid to other employees.
You will continue to be subject to the trading window limitations of Black Box Corporation’s policy for Purchase and Sale of Company Securities until the Termination Date (or, if applicable, following the Early Departure Date). If your Termination Date (or, if applicable, following the Early Departure Date) occurs during a “closed window” period, you would be prohibited from trading in our stock until the next trading window opens. Thereafter, you would no longer be subject to any trading window limitations under our policy but, in accordance with our policy and the law, you may not engage in transactions regarding Company stock while in the possession of material, non-public information.
I want to thank you for the professionalism and dedication to the Company that you have displayed throughout our discussions on this topic.

If you have questions regarding this offer, please contact me. If you have any questions regarding your benefits, please contact Dave Pasternak.

Sincerely,

/s/ E.C. Sykes

E. C. Sykes
President and Chief Executive Officer

Enclosure: Agreement and General Release

Acknowledged and Agreed to:
By:    /s/ Timothy C. Huffmyer                    November 16, 2016
Timothy C. Huffmyer                    Date

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and among Black Box Corporation, and its direct and indirect subsidiaries and affiliates, including but not limited to, Black Box Corporation of Pennsylvania d/b/a Black Box Network Services (hereinafter “Employer” or “Black Box”) and Timothy C. Huffmyer, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”).

NOW, for good and valuable consideration, the parties agree to and intend to be legally bound by the following:

1.Last Day of Employment. Employee's last day of employment with Employer was ____________ (the “Separation Date”). {To be completed in accordance with Agreement regarding Early Departure Date or Termination Date.}
2.    Consideration. In consideration for signing this Agreement and in consideration of Employee's adherence to the promises made herein:
(a)    Employer will pay Employee three hundred thirty-six thousand six hundred dollars ($336,600.00), less all ordinary deductions required by law (“Severance”). The Severance will be payable in a lump sum promptly following the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4 (the “Effective Date”), but in no event shall this payment be made, if due, later than the sixtieth (60th) day following Employee’s Separation Date.
(b)    If otherwise earned and paid by the Employer to active exempt employees for the 2017 fiscal year, a bonus in the amount Employee would have earned and received had Employee remained an employee when the bonus was eligible to be earned and due to be paid (the “AIP Bonus”).  The AIP Bonus, less applicable taxes, withholdings and deductions, will be paid in calendar year 2017 when and if the corporate bonus is paid to other employees, but no earlier than the Effective Date; and
{Replace with below if Early Departure Date and Q3 bonus not yet paid}
If otherwise earned and paid by the Employer to active exempt employees for the third quarter of 2017 fiscal year, a bonus in the amount Employee would have earned and received had Employee remained an employee when the bonus was eligible to be earned and due to be paid (the “Severance Bonus”).  The Severance Bonus, less applicable taxes, withholdings and deductions, will be paid in calendar year 2017 when and if the corporate bonus is paid to other employees, but no earlier than the Effective Date; and
(c)    Employer will pay Employee two hundred fifty thousand dollars ($250,000.00), less all ordinary deductions required by law (“Severance Bonus”). The Severance Bonus will be payable in a lump sum promptly following the execution of this

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

Agreement and the expiration of the revocation period set forth in Paragraph 4 (the “Effective Date”) but in no event shall this payment be made, if due, later than the sixtieth (60th) day following Employee’s Separation Date. {Delete if Early Departure Date}
(d)    Except as otherwise provided herein, Employee agrees that neither Employee nor anyone acting on Employee’s behalf will make any claims against Employer for attorneys' fees, costs, interest or any other expenses which may have been incurred.
3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Paragraph “2” above, except for Employee's execution of this Agreement and the fulfillment of the promises contained herein.
4.    Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. If Employee chooses to revoke this Agreement, the written notice of revocation should be delivered in person no later than the 7th day and mailed to: General Counsel, Black Box Corporation, 1000 Park Drive, Lawrence, PA 15055.
5.    General Release.
(a)    In consideration of the severance payment discussed in Paragraph 2 of this Agreement, which Employee warrants to be good and valuable consideration for the releases and covenants provided herein, Employee, on behalf of Employee and Employee’s heirs, assigns, and personal representatives, does hereby release and forever discharge Employer, its parent, their affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies, including but not limited to Black Box (as defined above) and all of their current and former employees, owners, attorneys, shareholders, members, officers, directors and agents and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the aforementioned (collectively referred to throughout the remainder of this Agreement as “Releasees” or the “Released Parties”, and individually, a “Released Party”) from and against all claims, demands, rights, liabilities, causes of action, and grievances, whether statutory or at common law, whether known or unknown, whether accrued or unaccrued, (collectively, the “claims”, and individually, a “claim”) arising out of, or relating in any way to, any acts or omissions done or occurring, in whole or in part, prior to and including the date Employee signed this Agreement, including, but not limited to, all such claims arising out of, or related in any way to, Employee’s employment or termination of employment with Employer. THIS IS A GENERAL RELEASE.
(b)    Employee expressly acknowledges and agrees that, to the maximum extent permitted by law, this General Release includes, but is not limited to, Employee’s release of (i) any claims under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, 42

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

U.S.C. § 1981, the Equal Pay Act of 1963, the Workers Adjustment and Retraining Notification Act, the National Labor Relations Act, and the Employee Retirement Security Act of 1974, the Family and Medical Leave Act of 1993 (“FMLA”) and the Age Discrimination in Employment Act of 1967 (“ADEA”), including all amendments to any of the aforementioned laws, (ii) any claims related to employee handbooks, personnel policies, and employment-related documents, (iii) any other federal, state, or local laws, decisions, rules, statutes, and regulations pertaining to employment, wrongful dismissal, employment termination, retaliation, harassment, express or implied contract, covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, and defamation, and (iv) any other claim in common law, contract, or tort. This General Release also includes claims arising because of continued effects of any acts or omissions that occurred on or before the date Employee signed this Agreement.
(c)    By signing this Agreement, Employee expressly acknowledges and agrees that, as of the date Employee signed this Agreement, Employee (i) has no reason to believe that Employee has suffered any injuries or occupational diseases arising out of or in connection with Employee’s employment with Employer, other than any such injuries or occupational diseases previously reported to Employer in writing; (ii) has received all wages, benefits, and other remuneration to which Employee was entitled to as an employee of Employer; (iii) has received all leave to which Employee was entitled under the FMLA and any comparable state or local laws; and (iv) is not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act (“FLSA”), the Pennsylvania Wage Payment and Collection Law, or any comparable federal, state, or local laws.
(d)    Notwithstanding the foregoing, Employee is not precluded from seeking to enforce any payment obligations or other entitlements specifically provided for under this Agreement, or filing a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or a parallel state or local agency or participating in an investigation conducted by the EEOC or a parallel state or local agency, to the maximum extent permitted by law; however, Employee expressly waives Employee’s right to any monetary recovery or any other individual relief in connection with (i) any charge filed with the EEOC or a parallel state or local agency arising out of or related to Employee’s employment and/or the severing of that employment with Employer, or (ii) any claim pursued on Employee’s behalf by any federal, state, or local administrative agency or any other person arising out of or related to Employee’s employment and/or the severing of that employment with Employer. Employee expressly acknowledges and agrees that as of the date that Employee signs this Agreement, Employee has not filed any grievances, claims, complaints, administrative charges, or lawsuits against any of the Released Parties.
6.    Affirmations. Employee represents and agrees by signing below that Employee has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Employer and has no known workplace injuries or occupational diseases. Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum or form.

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

Other than the consideration set forth in Paragraph 2, Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to or eligible to be earned by Employee, except as provided in this Agreement.
7.    Confidentiality of Agreement. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee's spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee's consideration of this Agreement except as compelled to do so by process of law.
8.    Governing Law and Interpretation. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania. In the event that Employee breaches any of the provisions of this Agreement, Employee agrees to pay Black Box’s reasonable costs of prosecuting such claims, including attorneys' fees and costs.
9.    Return of Employer Property. Employee agrees to return immediately any and all of Employer's property currently in Employee's possession. Employee acknowledges and agrees that any and all developments, works of authorship, inventions and other works embodying intellectual property rights (“Works”) created by Employee, either alone or with others, during the scope of Employee's employment with Employer are owned by Employer. To the extent that a Work is a work of copyright, Employee acknowledges and agrees that the Work is a “work made for hire” under the U.S. Copyright Act. To the extent a Work is not a “work made for hire,” Employee transfers and assigns all right, title and interest in and to the Work to Employer and agrees to execute such documents and take such further actions reasonably requested by Employer (and at Employer's expense without additional compensation to Employee) to perfect in Employer the ownership of such Works.
10.    Confidential Information Obligations and Other Agreements.
(a)    Employee acknowledges that, during the course of Employee's employment by Black Box, Employee acquired or developed confidential or proprietary information which could include, in whole or in part and without limitation, information concerning Black Box’s business plans, methodologies, know-how, financial information, technical secrets, customer information, pricing information, supplier information and personal information about Company Team Members such as social security numbers and medical condition (collectively referred to herein as “Confidential Information”).
(b)    Employee agrees that: (i) the Confidential Information is Black Box’s property; (ii) prior to Employee's employment by Black Box, Employee had no knowledge of the Confidential Information; (iii) the use, misappropriation or disclosure of the Confidential Information to or for a person or entity other than Black Box would constitute a breach of trust and could cause irreparable injury to Black Box; and (iv) it is essential to the protection of Black Box’s competitive position that the Confidential Information be kept secret and that it not be used for Employee's own advantage or the advantage of others; and (v) Employee

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

will not use or disclose such Confidential Information except for the sole benefit of Black Box.
(c)    Employee previously signed several Non-Compete and Non-Solicit Agreements (the “Non-Competes”) and may have signed other agreements relating to non-competition, non-solicitation, inventions, and/or confidentiality. Employee reaffirms Employee's continuing obligations under those agreements and further agrees that nothing in this Agreement undermines or alters Employee's obligations under those agreements. Notwithstanding the foregoing, however, the parties agree that the Employee's termination is not a “Job Elimination” as defined in the Non-Competes. The parties also agree that Employee's non-compete restrictions (as per the Non-Competes) are limited to twelve (12) months from the Separation Date unless Employee otherwise breaches the other restrictive covenants, such as the non-solicitation, inventions, and/or confidentiality provisions, of any such agreement. In the case of such a breach, the Employee's non-compete obligations shall be increased to two (2) years from the Separation Date.
(d)    Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting possible violations of law or regulation to any government agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.  Employee may provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding Employer’s past or future conduct, engage in any future activities protected under the whistleblower statutes and may receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Solely in connection with such whistleblowing activities, Employee may disclose Confidential Information, in confidence, to a government official or to an attorney to address possible violations of law; provided, however, any such disclosure of Confidential Information must be in good faith and effectuated in a manner that prevents the dissemination of Confidential Information beyond those persons necessary to make the report or filing, such as filing the Confidential Information under seal and otherwise preventing it from being publicly disclosed.  Any permitted disclosure of trade secrets must be made in compliance with 18 U.S.C. §1833, as amended.
11.    Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
12.    Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer, or evidence of any liability or unlawful conduct of any kind.

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

13.    Nondisparagement. The Employee agrees that Employee will not directly or indirectly, make any disparaging statements about the Employer or any Released Party. A disparaging statement is any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the business condition, policies, practices, integrity, competence, fairness or good character of the person or entity to whom the communication relates.
14.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.
15.    Entire Agreement. Except for the notice letter Employee signed acknowledging and agreeing to the terms and conditions regarding his termination, no prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Employee has entered into an enforceable agreement with Employer that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement.
16.    Signatures.     This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument. The parties hereto further agree that this Agreement may be delivered via facsimile transmission or via electronic mail (as a PDF file), and that such a signature shall constitute a valid signature. This Agreement may not be executed prior to the Separation Date.
17.    409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Employer regarding compliance with Section 409A. The Employer has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Employer, nor its subsidiaries or affiliates, nor any of their employees, officers, directors or other representatives shall have any liability to Employee with respect thereto.
18.    Assignment. Employer and Releasees have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Employer, who are intended third party beneficiaries of this Agreement.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE RECEIVED THIS AGREEMENT ON OR BEFORE THE SEPARATION DATE. EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS TWENTY-ONE (21) CALENDAR DAYS FROM THE SEPARATION DATE TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. EMPLOYEE IS HEREBY

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.
IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto knowingly and voluntarily executed this Agreement as of the date(s) set forth below:

Employer:                        Employee:
By:
         Timothy C. Huffmyer
Name:

Title:

Date: _____________________________        Date: ___________________________

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746